FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	April 23, 2015

Johnson Controls reports double-digit profitability improvement in 2015 second quarter
Building Efficiency orders increase 8 percent

MILWAUKEE, April 23, 2015 . . . . For the second quarter of fiscal 2015, Johnson Controls, Inc., a global multi-industrial company, reported net income of $529 million, or $0.80 per share, on $9.2 billion in revenues. Excluding transaction / integration costs and non-recurring items, the Company said that diluted earnings per share in the 2015 quarter were $0.77, up 17 percent compared with $0.66 in the same quarter last year. As a result of the previously announced sale of its Global Workplace Solutions (GWS) business, the Company has reclassified GWS results to discontinued operations and prior year financial statements have been revised accordingly.

Excluding transaction / integration costs and non-recurring items in the second quarter, continuing operations highlights include:

•	Net revenues of $9.2 billion vs. $9.5 billion in Q2 2014, down 3 percent. Excluding the impact of foreign currency, revenues increased 4 percent.

•	Income from business segment operations of $698 million compared with $593 million a year ago, up 18 percent, or up 23 percent excluding the impact of foreign currency

•	Segment income margin increase of 130 basis points

•	Diluted earnings per share from continuing operations of $0.73 versus $0.61 last year, up 20 percent

Non-recurring items in fiscal 2015 second quarter earnings include:

Continuing operations (total net EPS reduction of $0.05 per share)

•	Transaction / integration costs of $18 million ($16 million after-tax)

•	Non-cash deferred tax charge of $17 million related to Japanese tax rate change

Discontinued operations (total net EPS increase of $0.08 per share)

•	Gain on sale of GWS joint ventures of $200 million ($127 million after-tax)

•	Transaction costs of $10 million ($8 million after-tax)

•	Non-cash tax charge of $67 million related to the repatriation of GWS foreign cash

In the second quarter of 2014, the company reported a non-recurring non-cash tax charge of $180 million related to the repatriation of Automotive Electronics foreign cash (net reduction of $0.27 per share).

"I am very pleased with our second quarter results. Our businesses showed increased underlying growth and delivered higher margins that we believe are sustainable. We saw broad-based order growth in Building Efficiency, continuing a trend that we began to see at the end of the first quarter,” said Alex Molinaroli, Johnson Controls chairman and chief executive officer. “Despite foreign currency headwinds, profitability increased across the business segments. This is, in part, a result of the early benefits from the Johnson Controls Operating System which is improving our manufacturing and procurement efficiencies. We expect those benefits to increase in value and broaden in scope over the next several years as we continue to invest in these areas.”

The company said that in the second quarter, Johnson Controls:

•	Announced a definitive agreement to sell its GWS business to CBRE Group, Inc. for $1.475 billion, in a transaction expected to close near the end of fiscal 2015;

•	Completed the sale of its interest in two GWS joint ventures;

•
Signed an agreement formally establishing the previously announced automotive interiors joint venture with SAIC Yanfeng Automotive Trim Systems Co. The transaction remains subject to normal regulatory approvals, but is expected to be completed near the end of the 2015 fiscal year;

•
Announced plans to increase Chinese battery manufacturing capacity. AGM lead-acid battery capacity is expected to increase to 6.4 million units compared with 1.8 million units today. Traditional lead acid battery capacity is expected to expand to 15.5 million units from 12.5 million units.

Business results (excluding transaction / integration costs and non-recurring items)

Building Efficiency sales in the fiscal second quarter of 2015 were $2.4 billion, 4 percent higher than the 2014 second quarter. Excluding the impact of foreign currency, sales were up 9 percent. The increase primarily reflects the incremental revenues associated with the acquisition of ADT in 2014. Adjusted for acquisitions and currency, backlog of $4.6 billion was level with the second quarter of last year, while orders were up 8 percent, reflecting stronger demand in North America, Asia and the Middle East. The Company said that North American orders increased by 11 percent compared with last year.

Building Efficiency segment income of $173 million was up 36 percent compared with $127 million in the 2014 second quarter, due to the incremental earnings related to the ADT acquisition as well as improved margins in North America, Europe and the Middle East. Segment margins increased 170 basis points year-over-year.

Power Solutions sales in the fiscal second quarter of 2015 were up 2 percent at $1.6 billion versus the 2014 quarter. Excluding the impact of currency, sales increased 8 percent. Global original equipment battery shipments increased 3 percent, while aftermarket unit shipments were up 9 percent. Shipments of AGM lead-acid batteries, used in Stop - Start vehicles, increased 34 percent compared with last year. Power Solutions segment income was $264 million, up 13 percent, as a result of the higher volumes, compared with $234 million in the second quarter of 2014. Segment margins increased 160 basis points, year-over-year.

Automotive Experience revenues in the fiscal second quarter of 2015 were $5.2 billion, down 7 percent compared to the 2014 quarter, as higher volumes were offset by the impact of foreign currency. Excluding currency, revenues increased 1 percent. Automotive industry production in the quarter increased 2 percent in North America and 6 percent in China and were level in Europe compared with last year. Revenues in China, primarily related to non-consolidated automotive seating joint ventures, increased 17 percent to $1.9 billion.

Automotive Experience segment income of $261 million was up 13% compared to $232 million in the second quarter of 2014. Segment margins improved in both the seating and interiors businesses reflecting improved performance by the Company’s seating joint ventures in China as well as operational benefits from the Johnson Controls Operating System and from earlier restructuring initiative benefits. Segment margins increased 90 basis points year-over-year.

Updated 2015 financial guidance

In December 2014, the Company provided full year earnings guidance of $3.55 - $3.70 per diluted share including the GWS contribution of approximately $0.20. With GWS reported as a discontinued operation, the Company is updating its full-year guidance from continuing operations to $3.30 to $3.45 per diluted share for fiscal 2015, a year-over-year increase of 10 to 15 percent. The updated guidance assumes current foreign exchange rates with the negative currency impact substantially offset by lower commodity prices and improved operating efficiencies. The Company also reaffirmed its full fiscal year guidance for segment margin improvements in all three of its businesses.

For the third quarter of 2015, the Company provided earnings guidance from continuing operations of $0.90 to $0.92 per share, up 14 to 16 percent.

“We continue to execute on our strategies and meet or exceed our financial forecasts during a period of significant change in our businesses, and for that I want to thank our employees,” said Molinaroli. “The implementation of our Johnson Controls Operating System is on track and generating measurable savings. We expect to see continued improvements in demand in our key markets for the remainder of the year, which should enable us to drive continued increases in profitability and shareholder value.”

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FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include required regulatory approvals that are material conditions for proposed transactions to close, strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2014. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2015, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

April 23, 2015 Page 4 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2015	2014

Net sales	$9,198	$9,467
Cost of sales	7,625	7,995
Gross profit	1,573	1,472

Selling, general and administrative expenses	(975)	(952)
Net financing charges	(69)	(56)
Equity income	82	73

Income from continuing operations before income taxes	611	537

Income tax provision	132	101

Net income from continuing operations	479	436

Income (loss) from discontinued operations, net of tax	78	(143)

Net income	557	293

Less: Income from continuing operations attributable to noncontrolling interests	27	26
Less: Income from discontinued operations attributable to noncontrolling interests	1	6

Net income attributable to JCI	$529	$261

Income from continuing operations	$452	$410
Income (loss) from discontinued operations	77	(149)
Net income attributable to JCI	$529	$261

Diluted earnings per share from continuing operations	$0.68	$0.61
Diluted earnings (loss) per share from discontinued operations	0.12	(0.22)
Diluted earnings per share	$0.80	$0.39

Diluted weighted average shares	661.2	671.8
Shares outstanding at period end	654.8	664.2

April 23, 2015 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2015	2014

Net sales	$18,822	$18,964
Cost of sales	15,640	15,986
Gross profit	3,182	2,978

Selling, general and administrative expenses	(1,980)	(1,949)
Net financing charges	(140)	(111)
Equity income	184	185

Income from continuing operations before income taxes	1,246	1,103

Income tax provision	250	204

Net income from continuing operations	996	899

Income (loss) from discontinued operations, net of tax	107	(101)

Net income	1,103	798

Less: Income from continuing operations attributable to noncontrolling interests	63	56
Less: Income from discontinued operations attributable to noncontrolling interests	4	12

Net income attributable to JCI	$1,036	$730

Income from continuing operations	$933	$843
Income (loss) from discontinued operations	103	(113)
Net income attributable to JCI	$1,036	$730

Diluted earnings per share from continuing operations	$1.40	$1.25
Diluted earnings (loss) per share from discontinued operations	0.15	(0.17)
Diluted earnings per share *	$1.56	$1.08

Diluted weighted average shares	664.7	677.0
Shares outstanding at period end	654.8	664.2

* May not sum due to rounding.

April 23, 2015 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	March 31, 2015	September 30, 2014	March 31, 2014
ASSETS
Cash and cash equivalents	$164	$409	$209
Accounts receivable - net	5,384	5,871	7,028
Inventories	2,414	2,477	2,516
Assets held for sale	1,969	2,157	816
Other current assets	2,262	2,193	2,490
Current assets	12,193	13,107	13,059

Property, plant and equipment - net	5,870	6,314	6,632
Goodwill	6,788	7,127	6,722
Other intangible assets - net	1,558	1,639	1,056
Investments in partially-owned affiliates	1,239	1,018	1,110
Noncurrent assets held for sale	693	630	—
Other noncurrent assets	2,709	2,969	2,638
Total assets	$31,050	$32,804	$31,217

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$2,136	$323	$1,518
Accounts payable and accrued expenses	5,455	6,394	7,038
Liabilities held for sale	1,511	1,801	333
Other current liabilities	2,870	3,176	3,263
Current liabilities	11,972	11,694	12,152

Long-term debt	5,448	6,357	4,733
Other noncurrent liabilities	2,646	2,997	2,190
Redeemable noncontrolling interests	202	194	183
Shareholders' equity attributable to JCI	10,583	11,311	11,686
Noncontrolling interests	199	251	273
Total liabilities and equity	$31,050	$32,804	$31,217

April 23, 2015 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net income attributable to JCI	$529	$261
Income from continuing operations attributable to noncontrolling interests	27	26
Income from discontinued operations attributable to noncontrolling interests	1	6

Net income	557	293

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	205	247
Pension and postretirement benefit expense (income)	(1)	7
Pension and postretirement contributions	(28)	(22)
Equity in earnings of partially-owned affiliates, net of dividends received	(77)	(71)
Deferred income taxes	152	(67)
Gain on business divestitures	(200)	—
Other - net	29	15
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(299)	(338)
Inventories	(81)	(66)
Restructuring reserves	(68)	(62)
Accounts payable and accrued liabilities	246	552
Change in other assets and liabilities	(75)	242
Cash provided by operating activities	360	730

Investing Activities
Capital expenditures	(294)	(257)
Sale of property, plant and equipment	3	28
Acquisition of businesses, net of cash acquired	(9)	—
Business divestitures, net of cash divested	141	—
Other - net	(41)	7
Cash used by investing activities	(200)	(222)

Financing Activities
Increase (decrease) in short and long-term debt - net	136	(418)
Stock repurchases	(210)	—
Payment of cash dividends	(171)	(146)
Proceeds from the exercise of stock options	57	33
Other - net	(34)	5
Cash used by financing activities	(222)	(526)
Effect of exchange rate changes on cash and cash equivalents	39	(20)
Cash held for sale	19	2
Decrease in cash and cash equivalents	$(4)	$(36)

April 23, 2015 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Six Months Ended March 31,
	2015	2014
Operating Activities
Net income attributable to JCI	$1,036	$730
Income from continuing operations attributable to noncontrolling interests	63	56
Income from discontinued operations attributable to noncontrolling interests	4	12

Net income	1,103	798

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	429	491
Pension and postretirement benefit expense (income)	(15)	16
Pension and postretirement contributions	(52)	(47)
Equity in earnings of partially-owned affiliates, net of dividends received	(169)	(145)
Deferred income taxes	248	(53)
Gain on business divestitures	(200)	(9)
Fair value adjustment of equity investment	—	(19)
Other - net	45	34
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	111	193
Inventories	(101)	(161)
Restructuring reserves	(145)	(124)
Accounts payable and accrued liabilities	(456)	(380)
Change in other assets and liabilities	(598)	(145)
Cash provided by operating activities	200	449

Investing Activities
Capital expenditures	(556)	(602)
Sale of property, plant and equipment	17	49
Acquisition of businesses, net of cash acquired	(22)	(128)
Business divestitures, net of cash divested	141	13
Other - net	(34)	15
Cash used by investing activities	(454)	(653)

Financing Activities
Increase in short and long-term debt - net	1,025	745
Stock repurchases	(810)	(1,199)
Payment of cash dividends	(317)	(276)
Proceeds from the exercise of stock options	162	117
Other - net	(53)	9
Cash provided (used) by financing activities	7	(604)
Effect of exchange rate changes on cash and cash equivalents	(18)	(39)
Cash held for sale	20	1
Decrease in cash and cash equivalents	$(245)	$(846)

April 23, 2015

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2015, the Company began reporting its Global Workplace Solutions (GWS) business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the GWS business segment income of $36 million for the fiscal 2014 second quarter and $65 million for fiscal 2014 year-to-date. In addition, the fiscal 2015 segment income reported in the first quarter included $42 million related to the GWS business which is now excluded below.

(in millions)	Three Months Ended March 31,				Six Months Ended March 31,
	2015		2014 (Revised)%		2015		2014 (Revised)%

	(unaudited)				(unaudited)
Net Sales
Building Efficiency	$2,377		$2,280	4%	$4,874		$4,584	6%
Automotive Experience	5,233		5,623	-7%	10,516		11,044	-5%
Power Solutions	1,588		1,564	2%	3,432		3,336	3%
Net Sales	$9,198		$9,467		$18,822		$18,964

Segment Income (1)
Building Efficiency	$166		$127	31%	$323		$252	28%
Automotive Experience	250		232	8%	484		422	15%
Power Solutions	264		234	13%	579		540	7%
Segment Income	$680	(2)	$593		$1,386	(3)	$1,214

Net financing charges	(69)		(56)		(140)		(111)
Income from continuing operations before income taxes	$611		$537		$1,246		$1,103

Net Sales
Products and systems	$8,292		$8,558	-3%	$17,015		$17,163	-1%
Services	906		909	0%	1,807		1,801	0%
	$9,198		$9,467		$18,822		$18,964

Cost of Sales
Products and systems	$7,004		$7,406	-5%	$14,410		$14,783	-3%
Services	621		589	5%	1,230		1,203	2%
	$7,625		$7,995		$15,640		$15,986

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) The 2015 second quarter reported segment income numbers include transaction/integration costs. The pre-tax impacts are reported as follows:

	Building Efficiency	Automotive Experience	Power Solutions	Consolidated JCI

Segment income, as reported	$166	$250	$264	$680

Transaction/integration costs	7	11	—	18

Segment income, excluding transaction/integration costs	$173	$261	$264	$698

(3) The six months ended March 31, 2015 reported segment income numbers include transaction/integration costs. The pre-tax impacts are reported as follows:

	Building Efficiency	Automotive Experience	Power Solutions	Consolidated JCI

Segment income, as reported	$323	$484	$579	$1,386

Transaction/integration costs	14	17	—	31

Segment income, excluding transaction/integration costs	$337	$501	$579	$1,417

April 23, 2015

2. Earnings Per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding non-recurring/unusual items and transaction/integration costs, for the respective quarters and year-to-date periods is shown below:

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)

Earnings per share, as reported	$0.80	$0.39	$0.68	$0.61

Non-recurring/unusual items, net of tax:
Transaction/integration costs	0.04	—	0.02	—
Gain on business divestiture	(0.19)	—	—	—
Foreign earnings repatriation provision and other tax items	0.13	0.27	0.03	—

Earnings per share, excluding non-recurring/unusual items*	$0.77	$0.66	$0.73	$0.61

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Six Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)

Earnings per share, as reported	$1.56	$1.08	$1.40	$1.25

Non-recurring/unusual items, net of tax:
Transaction/integration costs	0.06	—	0.04	—
Gain on business divestiture	(0.19)	—	—	—
Foreign earnings repatriation provision and other tax items	0.13	0.27	0.03	—

Earnings per share, excluding non-recurring/unusual items*	$1.56	$1.34	$1.47	$1.25

* May not sum due to rounding.

3. Income Taxes

The Company's total effective tax rate before consideration of non-cash tax charges and other non-recurring items for the second quarter of fiscal 2015 and fiscal 2014 is approximately 19 percent. The fiscal 2015 second quarter includes a non-cash tax charge of $67 million ($0.10) related to the future repatriation of foreign cash associated with the GWS divestiture and a $17 million ($0.03) non-cash tax charge related to a tax rate change in Japan. The fiscal 2014 second quarter includes a non-cash tax charge of $180 million ($0.27) related to the repatriation of foreign cash associated with the Electronics divestiture.

4. Share Repurchase Program

In November 2013, the Company's Board of Directors authorized a $3 billion increase in the share repurchase program bringing the total authorized amount under the repurchase program to $3.65 billion. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice. During fiscal 2015, the Company has repurchased approximately $810 million of its shares.

5. Divestitures

The Company has signed a definitive agreement to sell its GWS business to CBRE Group, Inc. for $1.475 billion. At March 31, 2015, the Company determined that the GWS business met the criteria to be classified as a discontinued operation and the condensed consolidated statements of income have been revised for all periods presented. The GWS business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statements of financial position as of March 31, 2015 and September 30, 2014.

The Company has completed the sale of its interests in two GWS related joint ventures to Brookfield Asset Management, Inc. in the second quarter of fiscal 2015 which resulted in a $200 million gain, $127 million net of tax ($0.19). Net cash proceeds from the sale were $141 million.

As disclosed in the third quarter of fiscal 2014, the majority of the Automotive Interiors business met the reporting requirements for held for sale classification and is reported as such in the accompanying condensed consolidated statements of financial position as of March 31, 2015 and September 30, 2014.

6. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earnings per share (in millions):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)
Income Available to Common Shareholders

Income from continuing operations	$452	$410	$933	$843
Income (loss) from discontinued operations	77	(149)	103	(113)
Basic and diluted income available to common shareholders	$529	$261	$1,036	$730

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	654.4	663.8	657.9	669.0
Effect of dilutive securities:
Stock options and unvested restricted stock	6.8	8.0	6.8	8.0
Diluted weighted average shares outstanding	661.2	671.8	664.7	677.0